Filed Pursuant to Rule 424(b)(3)

Registration No. 333-210529

PROSPECTUS SUPPLEMENT NO. 1

SPINDLE, INC.

3,949,074 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated June 14, 2016 which constitutes part of our registration statement on Form S-1 (No. 333-210529) relating to the offer and sale of up to 3,949,074 shares of common stock, par value $0.001 per share, of Spindle, Inc., a Nevada corporation (the “Company,” “Spindle,” “us,” “our,” or “we”) by the selling stockholders. This prospectus supplement includes our current reports on Form 8-K filed June 14, 2016, May 17, 2016 and April 21, 2016. THIS IS NOT A NEW REGISTRATION OF SECURITIES

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

An investment in our common stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 3 of the prospectus before purchasing any of the shares offered by the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 14, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., Suite 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On April 18, 2016, Tony VanBrackle informed the board of directors (the “Board”) of Spindle, Inc. (the “Company”) that effective immediately he would resign from his position as an Independent Director to enable him to better fulfill his duties as an adviser to the Company under the consulting agreement in effect.  Additionally, on April 20, 2016, the Board voted to appoint Mr. VanBrackle to the Board Of Advisers. Mr. VanBrackle has served as an Independent Director since November 17, 2014 and as a consultant to the Company since November 1, 2015. Over that past quarter Mr. VanBrackle has had increasing involvement in the Company both in time and direction as he operates as a consultant to grow the direct sales teams for feet-on-the-street and call center sales.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits

The exhibit listed in the following Exhibit Index is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Letter dated April 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINDLE, INC.
(Registrant)

Date: April 18, 2016	By:	/s/ William E. Clark
Name: William E. Clark
Title: Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2016

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., Suite 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

On May 17, 2016, Spindle, Inc. (the “Company”) distributed to its shareholders the letter attached hereto as Exhibit 99.1 which contains an estimate for the Company’s revenues for the month of April 2016.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

Exhibit No.	Description
99.1	Spindle, Inc. Letter to Shareholders dated May 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINDLE, INC.
(Registrant)

Date: May 17, 2016	By:	/s/ William E. Clark
Name: William E. Clark
Title: Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2016

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., Suite 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Chief Executive Officer and a Director

On June 9, 2016, William Clark resigned as a member of Spindle, Inc.’s (the “Company”) Board of Directors (the “Board”), which included his position as Chairman of the Board. Upon Mr. Clark’s resignation, the Board unanimously voted to have Mr. Francis Knuettel II serve as Chairman of the Board. On June 9, 2016, the Board approved moving the Company’s headquarters to Nashville, Tennessee. Effective June 10, 2016 (the “Transition Period”), Mr. Clark resigned as President and Chief Executive Officer of the Company in order to facilitate the Company’s move to Nashville, Tennessee. Mr. Clark entered into a Transition Agreement with the Company whereby Mr. Clark will assist the Company through July 31, 2016 pursuant to which Mr. Clark shall receive his prorated salary along with stock compensation as follows: (i) five hundred thousand (500,000) shares of the Company’s restricted common stock in connection with the transfer of all of the Company’s property and information back to the Company of which two hundred fifty thousand (250,000) shares shall vest immediately and two hundred fifty thousand (250,000) shares shall vest on the last day of the Transition Period; (ii) two hundred fifty thousand (250,000) shares of the Company’s restricted common stock in connection with the finalization of a contemplated transaction on the CT Payments Gateway of which one hundred twenty-five thousand (125,000) shares shall vest immediately and one hundred twenty-five thousand (125,000) shares shall vest on the last day of the Transition Period; and (iii) two hundred fifty thousand (250,000) shares of the Company’s restricted common stock in connection with the finalization of a contemplated transaction on the Catalyst Gateway of which one hundred twenty-five thousand (125,000) shares shall vest immediately and one hundred twenty-five thousand (125,000) shares shall vest on the last day of the Transition Period.

(c) Appointment of Interim President and Chief Executive Officer

On June 13, 2016, the Company announced that its Board had appointed Michael J. Schwartz, age 50, to serve as Interim President and Chief Executive Officer, effective June 13, 2016 and is expected to serve in that capacity until the Board completes its search for a permanent Chief Executive Officer. Mr. Schwartz is a payments industry veteran, most recently serving, from 2015  until 2016, as Chief Technology Officer, International Group of Fiserv, a leading global provider of information management and electronic commerce systems for the financial services industry. Prior to that role at Fiserv Mr. Schwartz served as Chief Information Officer, Biller Solutions at Fiserv from 2012 to 2014. From 2009 to 2012, Mr. Schwartz was the Chief Operating Officer for IP Commerce. Early in his career, Mr. Schwartz was Senior VP, International Technology and Chief Technology Officer for TSYS Acquiring, a whole owned subsidiary of NYSE traded TSS. Mr. Schwartz received his undergraduate degree from Harvard University.

In connection with Mr. Schwartz’s appointment as Interim President and Chief Executive Officer, the Company and Mr. Schwartz entered into an Executive Consulting Agreement dated June 12, 2016 which provides a salary of $10,000 a month and an equity grant of forty-two thousand five hundred shares of restricted common stock per month. The foregoing summary of Mr. Schwartz’s Executive Consulting Agreement is qualified in its entirety by reference to the full text thereof, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

(c) Appointment of Director

On June 14, 2016, the Company announced the appointment of Brian Bates as a member of the Board, effective immediately. Mr. Bates has nearly thirty years’ experience in the telecommunications industry and over twenty-five years of experience in the payments industry. Mr. Bates previously served as President and subsequently as Chief Executive Officer for Solveras Payment Solutions from 2009 until it was acquired by TransFirst in August 2011, and Mr. Bates remained with TransFirst through April 2012. Prior to being Chief Executive Officer of Solveras, Mr. Bates was President and Chief Operating Officer for Transaction Network Services, a global payments provider traded on the New York Stock Exchange from April 2001 to September 2006. Prior to that Mr. Bates was President and Chief Operating Officer for Paylinx, an online payment services provider from 1998 until it was acquired by CyberSource in 2000.

Item 8.01 Other Events

On June 13, 2016, the Company issued a press release related to Mr. Schwartz’s appointment. A copy of the release is attached as Exhibit 99.1 and incorporated by reference into this Form 8-K.

On June 14, 2016, the Company issued a press release related to Mr. Bates’s appointment. A copy of the release is attached as Exhibit 99.2 and incorporated by reference into this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 13, 2016, issued by Spindle, Inc.
99.2	Press Release, dated June 14, 2016, issued by Spindle, Inc.
10.1	Executive Consulting Agreement, dated June 12, 2016, between Spindle, Inc. and Michael J. Schwartz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINDLE, INC.

Date: June 14, 2016	By:	/s/ John Devlin
Name: John Devlin
Title: Interim Chief Financial Officer